EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

SinoHub, International, Inc., a Delaware corporation

SinoHub Electronics Shanghai, Ltd., a PRC company, wholly owned by SinoHub International, Inc.

SinoHub Electronics Shenzhen, Ltd., a PRC company, wholly owned by SinoHub International, Inc.

SinoHub SCM Shenzhen, Ltd., a PRC company, wholly beneficially owned by SinoHub Electronics Shenzhen, Ltd.*

SinoHub SCM Shanghai, Ltd., a PRC company, wholly owned by SinoHub Electronics Shenzhen, Ltd.

B2B Chips, Limited, a Hong Kong company, wholly owned by SinoHub Electronics Shenzhen Ltd.

SinoHub Technology (Hong Kong) Limited, a Hong Kong company, wholly owned by B2B Chips, Limited.

*The record owner is Hantao Cui of the shares of  SinoHub SCM Shenzhen, Ltd.  Under a Declaration of Trust, Ms. Cui owns the shares as trustee for the benefit of SinoHub Electronics Shenzhen, Ltd., and SinoHub Electronics Shenzhen, Ltd. Is the beneficial owners of such shares with all voting and economic rights with respect to such securities and the right to direct the trustee with respect to the disposition of the secuurities and the exercise of any rights thereunder.